INDEPENDENT AUDITORS' CONSENT




The Board of Directors
National Auto Finance Company, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-23649) on Form S-8 of National Auto Finance Company, Inc. and subsidiaries of our report dated April 13, 1998, relating to the consolidated balance sheets of National Auto Finance Company, Inc. and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of National Auto Finance Company, Inc. and subsidiaries.

Our report dated April 15, 1998 contains an explanatory paragraph that states that the Company has suffered losses from operations, experienced an Insurance Agreement Event of Default with respect to its securitizations, and at December 31, 1997 was in violation of various covenants related to its borrowings, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report also refers to the adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in 1997.



                                                  KPMG PEAT MARWICK LLP

 Fort Lauderdale, Florida
 April 28, 1998